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SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
INTERSTATE HOTELS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Filed by Interstate Hotels Corporation
Pursuant to Rule 14a-12 of the Securities Exchange Act of 1934
Subject Company: Interstate Hotels Corporation
Commission File No. 0-26805

        This filing contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, about Interstate Hotels Corporation ("Interstate") and MeriStar Hotels & Resorts, Inc. ("MeriStar"), including those statements regarding future operating results and the timing and composition of revenues, among others, and statements containing words such as "expects," "believes" or "will," which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this filing are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the effects of the event of September 11, 2001, the downturn in the economy, the potential de-listing of MeriStar by the New York Stock Exchange, financial performance, real estate conditions, execution of hotel development programs and changes in the availability of additional management contracts, leases or acquisitions. Additional risks are discussed in each company's filings with the Securities and Exchange Commission (the "SEC"), including the companies' annual reports on Form 10-K for the year ended December 31, 2001, including any amendments thereto.

        All written and oral forward-looking statements contained in this filing concerning the proposed transaction or other matters attributable to Interstate, MeriStar or any person acting on behalf of either Interstate or MeriStar are expressly qualified in their entirety by the cautionary statements above. Interstate and MeriStar do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

        Pursuant to Instruction 3 of Item 4 of Schedule 14A, the participants in the solicitation of proxies from Interstate's stockholders in connection with the proposed merger (the "Merger") of Interstate with and into MeriStar pursuant to the terms of the Agreement and Plan of Merger, dated May 1, 2002, between Interstate and MeriStar (the "Merger Agreement") include MeriStar, Interstate, their respective directors, and may include certain executive officers of each. Information concerning the MeriStar directors and executive officers and their direct and indirect interests in MeriStar is contained in its proxy statement for its annual meeting of stockholders dated May 8, 2001. Information concerning the Interstate directors and executive officers and their direct and indirect interests in Interstate is contained in its annual report on Form 10-K/A filed with the SEC on April 19, 2002. As of May 6, 2002, none of the foregoing participants beneficially owned in excess of 1% of the MeriStar common stock, except Paul W. Whetsell, and Steven D. Jorns, each a director and/or executive officer of MeriStar, or beneficially owned in excess of 1% of Interstate's common stock, except Thomas F. Hewitt, J. William Richardson, Karim Alibhai and Sherwood Weiser, each a director and/or executive officer of Interstate. Additional information regarding the interests of these participants may be obtained by reading the proxy statement and prospectus (described below) regarding the Merger when it becomes available.

        MeriStar plans to file a registration statement on Form S-4 with the SEC in connection with the Merger. The Form S-4 will contain a prospectus, a proxy statement, and other documents for the stockholders' meetings of MeriStar and Interstate at which time the proposed transaction will be considered. MeriStar and Interstate plan to mail the proxy statement and prospectus contained in the Form S-4 to their respective stockholders. The Form S-4, proxy statement and prospectus will contain important information about MeriStar, Interstate, the merger and related matters. Investors and stockholders should read the Form S-4, proxy statement and prospectus and the other documents filed with the SEC in connection with the Merger carefully before they make any decision with respect to the Merger. A copy of the Merger Agreement will be filed with the SEC by MeriStar and is included herein. The Form S-4, proxy statement and prospectus, and all other documents filed with the SEC in connection with the Merger will be available when filed free of charge at the SEC's web site, at www.sec.gov. In addition, the proxy statement and prospectus, and all other documents filed with the

SEC in connection with the Merger will be made available to investors free of charge by writing to the MeriStar and Interstate contact addresses set forth in the press release below.

        In addition to the Form S-4, the proxy statement, and the other documents filed with the SEC in connection with the merger, both MeriStar and Interstate are obligated to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information filed with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Filings with the SEC also are available to the public from commercial document-retrieval services and at the web site maintained by the SEC at www.sec.gov.

The following is a letter sent by Interstate to stockholders on May 6, 2002.

May 6, 2002

Dear Fellow Stockholder:

        On May 2, Interstate Hotels Corporation and MeriStar Hotels & Resorts announced they have agreed to merge. This is an extraordinary moment in Interstate's history. We have always been committed to strengthening our financial structure and strategically growing the company. With the combination of our two great companies into the new Interstate we have created a stronger platform for future growth.

        Under the agreement with MeriStar, each share of Interstate's common stock will be converted into 4.6 common shares of the combined company, which will be named Interstate Hotels Corporation. Enclosed is the joint press release.

        Your Board of Directors unanimously supports this exciting transaction, which will create the nation's largest independent hotel management company, operating more than 86,000 rooms in 412 hotels, representing over 30 franchise brands in North America and Europe. We believe this merger is the right transaction for our stockholders, provides the right benefits for our customers, the right structure for our assets, and the right opportunity for our employees.

        The merger requires the approval of Interstate's and MeriStar's stockholders. It is expected to close in the third quarter of 2002. In the coming weeks, we will be sending you material describing the merger in detail. You will also receive material to enable you to vote at the appropriate time.

        If you have any questions concerning our proposed merger with MeriStar or questions concerning Shaner Hotel Group's unsolicited partial offer, please call MacKenzie Partners, Inc. toll-free at 1-800-322-2885 or 212-929-5500 (call collect).

        Your Board of Directors believes the MeriStar merger will create more value for you than Shaner Hotel Group's unsolicited partial offer. Your Board continues to recommend that you reject the Shaner proposal and not tender any of your shares to Shaner Hotel Group.

        We all look forward to the creation of the new Interstate and creating superior value for our stockholders. Thank you for your continued support.

                      Sincerely,

                      Thomas F. Hewitt
                      Chairman and Chief Executive Officer

        The following is an Amended and Restated Employment Agreement, dated as of April 30, 2002 and effective as of the date, if any, on which Interstate enters into any form of business combination between Interstate and Meristar Hotels and Resorts, Inc., by and between Interstate Hotels Corporation and Kevin P. Kilkeary:

EMPLOYMENT AGREEMENT

        THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement"), dated as of April 30, 2002 and effective as of the Effective Date (as defined below) is made and entered into by and between Interstate Hotels Corporation, a Maryland corporation (the "Company"), and Kevin P. Kilkeary (the "Executive") and hereby amends and restates the employment agreement between the Company and the Executive dated as of August 31, 2000 and effective as of October 20, 2000 (the "Old Agreement").

RECITALS

        WHEREAS, the Executive is currently serving as a senior executive of the Company pursuant to the Old Agreement;

        WHEREAS, effective as of the Closing Date (the "Closing Date") of the transactions (the "Transactions") contemplated by the Securities Purchase Agreement by and among the Company, CGLH Partners I LP, a Delaware limited partnership ("CGLH I") and CGLH Partners II LP, a Delaware limited Partnership ("CGLH II") dated as of the date hereof (the "Purchase Agreement"), the Company and the Executive amended and restated his original employment agreement with the Company dated as of June 18, 1999 (the "Original Agreement"); and

        WHEREAS, the Company and the Executive desire to amend and restate the Old Agreement, effective as of the date, if any, on which the Company enters into any form of business combination between the Company and Meristar Hotels and Resorts, Inc. (the "Effective Date"), as provided herein.

        NOW, THEREFORE, the parties agree as follows:

        1. Definitions. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

          (a) "Base Pay" means the salary provided for in Section 5(a), as such amount may be adjusted hereunder.

          (b) "Board" means the Board of Directors of the Company or an authorized committee thereof.

          (c) "Cause" means that the Executive shall have committed:

            (i) an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any Subsidiary;

            (ii) intentional wrongful damage to property of the Company or any Subsidiary;

            (iii) intentional Unauthorized Disclosure, Use or Solicitation, or

            (iv) intentional wrongful engagement in any Competitive Activity; and any such act shall have been materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of the Executive will be deemed "intentional" if it was due primarily to an error in judgment or negligence, but will be deemed "intentional" only if done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive will not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the full Board of Directors then in office at a meeting of the Board of Directors called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail, provided, however, that nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination and such determination, albeit a condition to any termination for "Cause" as aforesaid, will not create any presumption that "Cause" in fact exists.

          (d) "Competitive Activity" means any act by the Executive that is prohibited under Section 7.

          (e) "Disability" means the Executive's inability, as a result of mental or physical illness, injury or disease, substantially to perform his material duties and responsibilities under this Agreement for a period of 180 consecutive calendar days within any 12-month period.

          (f) "Employee Benefits" means the perquisites, benefits and service credit for benefits as provided under any and all employee welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including without limitation any group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company.

          (g) "Good Reason" means that the Executive has complied with the "Good Reason Process "(hereinafter defined) following the occurrence of (i) a substantial diminution or other adverse change, not consented to by the Executive in advance and in writing, in the nature or scope of Executive's responsibilities, authorities, powers, functions, duties or reporting relationships, as in effect on the Closing Date after giving effect to the Transactions; (ii) the involuntary relocation of the Company's offices at which Executive is principally employed to a location more than 30 miles from such offices; or (iii) a reduction in the Executive's Base Pay or Minimum Bonus. "Good Reason Process" shall mean that (A) the Executive reasonably determines in good faith that a "Good Reason" event has occurred; (B) the Executive notifies the Company in writing of the occurrence of the Good Reason event within one (1) year after such Good Reason event occurs; and (C) the Company does not cure Executive's objections within a reasonable time not to exceed 60 days.

          (h) "Subsidiary" means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock or, if a partnership, limited liability company or similar entity, at least 50% of the equity capital interests thereof.

          (i) "Term of Employment" means the period specified in Section 2.

          (j) "Unauthorized Disclosure, Use or Solicitation" means any violation or breach by the Executive of any provision of Section 8.

        2. Term of Employment. The Company hereby employs the Executive and the Executive hereby accepts such employment, effective as of the Effective Date and ending at the close of business on the third anniversary of the Effective Date (the "Term of Employment"); provided, however, that commencing on the one and one-half year anniversary (the "Initial Renewal Date") of the Effective Date and each anniversary of the Initial Renewal Date thereafter, the Term of Employment will automatically be extended for successive one-year periods unless either party gives written notice to the other, not less than 90 calendar days prior to the Initial Renewal Date or subsequent anniversary of the Initial Renewal Date thereafter, that it or he does not want the Term of Employment so to extend.

        3. Waiver of Rights. As of the Closing Date, the Original Agreement became of no further force or effect and was superseded in its entirety by the Old Agreement. As of the Effective Date, the Old Agreement shall be deemed of no further force or effect and shall be superseded in its entirety by this Agreement. For the avoidance of doubt, in the event that the Closing (as defined in the Purchase Agreement) does not occur, the Original Agreement shall remain in full force and effect in accordance with the its terms and this Agreement shall be null and void. In consideration for the compensation, benefits and other terms provided by this Agreement, the Executive expressly waives any rights to payments and benefits to which he may have been entitled pursuant the terms of the Original Agreement, including, without limitation, stock options to purchase shares of Company Common Stock (as hereinafter defined), cash severance payments, continuation of Employee Benefits, forgiveness of outstanding loan balances and/or accelerated vesting of outstanding options and restricted stock of the Company.

        4. Duties, Responsibilities and Office Location. During the Term of Employment, the Executive will have and perform the duties and responsibilities set forth in Exhibit A, provided, however, that the Board may from time to time change those duties and responsibilities (in which event the parties may, but will not be required to, substitute a new Exhibit A) and no such change will give rise to any liability on the part of the Company so long as such change does not result in a change in the primary reporting relationship set forth on Exhibit A; provided, however, that such change may constitute Good Reason, as defined in Section 1(h) hereof. The Executive will devote substantially all of his business time to the business and affairs of the Company and its Subsidiaries (excluding reasonable amounts of time devoted to charitable purposes, passive investments and directorships and periods in which he is physically or mentally ill, injured or otherwise disabled).

        5. Compensation and Benefits. (a) Base Pay. During the Term of Employment, the Executive will receive Base Pay of $325,000 per year subject to review by the Board for increase (but not decrease) at the end of each fiscal year during the Term of Employment. Such Base Pay will be payable by the Company in accordance with its regular compensation practices and policies applicable to senior executives of the Company.

          (b) Annual Performance Bonus. For each fiscal year of the Company during the Term of Employment, the Executive will be eligible for an annual performance bonus under the Company's Management Bonus Plan ("Bonus Plan"), that can vary from a minimum of 87.5% to a maximum of 175% of the Executive's base salary. The Bonus will be subject to the rules issued each year by the Board. The Executive must be employed by the Company at the time the Bonus is scheduled to be paid to be eligible to receive the Bonus.

          (c) Employee Benefits. During the Term of Employment, the Executive will be entitled to (i) participate in all employee benefit plans, programs, policies and arrangements sponsored, maintained or contributed to by the Company, subject to and in accordance with the terms and conditions of such plans, programs, policies and arrangements as they relate to similarly situated senior executives of the Company, (ii) participate in all equity and long-term incentive plans sponsored or maintained by the Company at a level commensurate with his position, subject to and in accordance with the terms and conditions of such plans as they relate to senior executives of the Company, and (iii) receive all other benefits and perquisites provided or made available by the Company to its senior executives, subject to and in accordance with the terms and conditions of such benefits and perquisites as they relate to senior executives of the Company.

          (d) Expenses. During the Term of Employment, the Executive will be entitled to reimbursement of all documented reasonable travel and entertainment expenses incurred by him on behalf of the Company in the course of the performance of his duties hereunder, subject to and in accordance with the terms and conditions of the Company's expense reimbursement policies as they relate to senior executives of the Company.

          (e) Vacation. During the Term of Employment, the Executive will be entitled to not less than four weeks of vacation, in addition to paid public holidays as observed by the Company from year to year, subject to and in accordance with the terms and conditions of the Company's regular compensation practices and policies as they relate to senior executives of the Company.

          (f) Loans. (i) The Company has loaned the Executive $300,000, the repayment of $50,000 of which has been previously forgiven by the Company, and the remaining balance of which shall be forgiven at the rate of $125,000 per year on June 17, 2001 and June 17, 2002 so long as the Executive's employment is not terminated (A) by the Company for Cause prior to such dates, or (B) voluntarily by the Executive without Good Reason prior to the first anniversary of the Closing Date.

            (ii) On the Closing Date, the Company loaned to the Executive $500,000, the repayment of one-third (1/3) of which shall be forgiven by the Company on each of the first through third anniversaries of the Closing Date so long as the Executive's employment is not terminated by the Company for Cause or voluntarily by the Executive without Good Reason prior to such dates. At the Executive's request, the Company will amortize such loan forgiveness on terms and conditions mutually agreed upon by the Company and the Executive.

          (g) Preferred Stock. As of the Closing Date, and subject to the last sentence of this Section 5(g), the Company granted to the Executive 50,000 shares of Series B Preferred Stock of the Company (the "Series B Shares"). Subject to Section 6 hereof, the Series B Shares fully vested as of the Closing Date. The grant of Series B Shares pursuant to this Section 5(g) shall be subject to the stockholders agreement by and among the Executive, Thomas F. Hewitt, J. William Richardson, CGLH I and CGLH II entered into on the date hereof which provides for certain rights and restrictions in connection with the Executive's ownership of the Series B Shares.

          (h) Future Joint Venture Interests. To the extent that any joint venture funds or arrangements (similar to the joint venture established pursuant to the "JV Agreement" (as defined below)) are established or entered into by the Company and the other parties to the JV Agreement following the Closing Date, the parties hereto agree to negotiate in good faith to determine whether the Executive will participate in such joint venture and the terms and conditions of any such participation. For purposes of this Agreement the "JV Agreement" shall mean the Agreement of Limited Partnership of CGLH-IHC Fund I, L.P. by and between CGLH Partners III LP, a Delaware limited partnership, Interstate Investment Corporation, a Delaware corporation, CGLH Partners IV LP, a Delaware limited partnership, Interstate Property Partnership, L.P. a Delaware limited partnership, Thomas F. Hewitt and J. William Richardson, which is attached as Exhibit E to the Purchase Agreement, to be entered into on the Closing Date.

        6. Termination of Employment. (a) Termination by Notice. Subject to the provisions of Section 2 and this Section 6, the Executive's employment hereunder will be for the Term of Employment specified in Section 2.

          (b) Termination for Cause or Voluntary Termination Without Good Reason. The Company may, with or without notice, terminate the Executive's employment hereunder for Cause. If the Executive's employment is terminated during the Term of Employment by the Company for Cause, or by the Executive without Good Reason, the Executive will not be entitled to any compensation or benefits provided herein, and nothing herein will limit the Company's rights against the Executive or the rights and obligations of the parties under Sections 7 and 8. Notwithstanding anything in this Agreement to the contrary, (i) if the Executive's employment is terminated hereunder prior to the first anniversary of the Closing Date, the Series B Shares shall immediately be forfeited as of such date of termination and the Executive shall have no further rights with respect to the forfeited Series B Shares; (ii) if the Executive's employment is terminated hereunder on or after the first anniversary of the Closing Date, but prior to the second anniversary of the

  Closing Date, two-thirds (2/3) of the Series B Shares shall immediately be forfeited as of such date of termination and the Executive shall have no further rights with respect to the forfeited Series B Shares; and (iii) if the Executive's employment is terminated hereunder on or after the second anniversary of the Closing Date, but prior to the third anniversary of the Closing Date, one-third (1/3) of the Series B Shares shall immediately be forfeited as of such date of termination and the Executive shall have no further rights with respect to the forfeited Series B Shares.

          (c) Termination For Any Reason Other Than Cause Disability or Death; and Voluntary Termination for Good Reason. If the Executive's employment is terminated during the Term of Employment by the Company for any reason other than Cause, Disability or Death, or by the Executive for Good Reason:

            (i) The Executive will be entitled to receive the greater of (A) an amount equal to the sum of his Base Pay (at the rate in effect on the effective date of his termination) and annual performance bonus (based upon the greater of (x) 87% of his Base Pay or (y) the highest annual performance bonus received by the Executive during the Term of this Agreement) and (B) his Base Pay (at the rate in effect on the effective date of his termination of employment) and annual performance bonus (based upon the greater of (x) 87% of his Base Pay or (y) the highest annual performance bonus received by the Executive during the Term of this Agreement) for the remainder of the Term of Employment, in either case payable in accordance with the Company's regular compensation practices and policies applicable to senior executives; and

            (ii) For one (1) year following the effective date of the Executive's termination of employment or, if longer, the remainder of the Term of Employment (the "Continuation Period"), the Company will arrange to provide the Executive and his eligible dependents with Employee Benefits (excluding retirement, deferred compensation and stock option, stock purchase, stock appreciation or similar compensatory benefits) that are substantially similar to those that the Executive and such dependents were receiving or entitled to receive immediately prior to the effective date of the Executive's termination of employment, except that the level of any such Employee Benefits to be provided to the Executive and such dependents may be reduced in the event of a corresponding reduction generally applicable to all senior executives. If and to the extent that any benefit described in this Section 6(c)(ii) is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will itself pay or provide for the payment of such Employee Benefits to the Executive, his dependents and his beneficiaries. Employee Benefits otherwise receivable by the Executive pursuant to this Section 6(c)(ii) will be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Continuation Period following the effective date of the Executive's termination of employment, and any such benefits actually received by the Executive must be reported by the Executive to the Company.

            (iii) Any portion of the Series B Shares held by the Executive which is unvested or subject to restrictions as of the date of such termination of employment shall vest and become immediately nonforfeitable and unrestricted.

          (d) Death or Disability. If the Executive's employment is terminated effective during the Term of Employment as a result of his death or by the Company as a result of his Disability, the Executive (or, in the event of his death, his designated beneficiary) will be entitled to receive his Base Pay (at the rate in effect on the effective date of his termination of employment) for a period of 12 months following such effective date, payable in accordance with the Company's regular compensation practices and policies applicable to senior executives but less any amounts paid to the Executive under any long-term disability plan, program, policy or arrangement of the Company or any Subsidiary. Any portion of the Series B Shares held by the Executive which is unvested or subject to restrictions as of the date of such termination of employment shall vest and become immediately nonforfeitable and unrestricted.

          (e) Excise Taxes.

            (i) If Executive incurs the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code") on "excess parachute payments' within the meaning of Section 280G(b)(l) of the Code, the Company will pay to Executive an amount (the "Gross Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the excess parachute payment and any federal, state and local taxes (together with penalties and interest) and Excise Tax upon the payment provided for by this Section 6(e)(i) and any federal, state and local taxes (together with penalties and interest thereon), will be equal to the payments made to the Executive that constitute a parachute payment pursuant to Prop. Treas. Reg. Section 1.280G-1 (including any such payments made pursuant to this Section 6(e)(i)) minus the Gross Up Payment.

            (ii) For purposes of determining the amount of the Gross Up Payment, Executive will be deemed to pay federal income taxes at the highest marginal rate of federal taxation in the calendar year in which the Gross Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive's residence on the date of Executive's termination, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes. The determination of whether the Excise Tax is payable and the amount thereof will be determined by a firm of independent certified public accountants jointly selected by the Company and the Executive.

            (iii) The Company will pay the estimated amount of the Gross Up Payment to the Federal tax authorities as withholding taxes. The Executive and the Company agree to reasonably cooperate in the determination of the actual amount of the Gross Up Payment Further, Executive and the Company agree to make such adjustments to the estimated amount of the Gross Up Payment as may be necessary to equal the actual amount of the Gross Up Payment, which in the case of Executive will refer to refunds of prior overpayments and in the case of the Company will refer to makeup of prior underpayments.

          (f) Compensation and Benefits on Termination. Except as otherwise provided in Section 6(b), (c) or (d):

            (i) All compensation and benefits payable to the Executive pursuant to Section 5 (other than compensation and benefits previously earned and, if applicable, vested under the terms of this Agreement or any other applicable employee benefit plan, program, policy, arrangement or agreement) will terminate as of the effective date of the Executive's termination of employment; and

            (ii) The Executive will not be entitled to, and hereby waives, any claims for compensation or benefits (other than compensation and benefits previously earned and, if applicable, vested under the terms of this Agreement or any other applicable employee benefit plan, program, policy, arrangement or agreement) payable after such effective date and for damages arising in connection with his termination of employment pursuant to this Agreement.

            (iii) Any portion of the Series B Shares held by the Executive which is unvested or subject to restrictions as of the date of such termination of employment shall vest and become immediately nonforfeitable and unrestricted.

          (g) No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the

  Termination Date and that the non-competition covenant contained in Section 7 will further limit the employment opportunities for the Executive. Accordingly, the payment of the compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in the last sentence of Section 6(c)(ii).

          (h) Purchase of Series B Shares upon Termination of Employment. (i) At any time after the termination of the Executive's employment with the Company, the Company shall have the right (but not the obligation) to acquire all of the Executive's Series B Shares (the "Purchase Interest"), for an amount equal to the fair market value of such Purchase Interest as of the Purchase Interest Closing Date (as defined below). The following procedure shall apply to such proposed acquisition:

            (ii) The company shall give notice (the "Purchase Notice") to the Executive specifying the fair market value for the Executive's Purchase Interest as of the date of such Purchase Notice, determined by the Company in good faith. For a period of 10 days after the Purchase Notice has been given, the Company and the Executive shall negotiate in good faith to mutually agree on such fair market value (the "Purchase Price").

            (iii) On a date mutually agreed by the Company and the Executive, but in no event later than 20 days after the Purchase Notice has been given (such date, the "Purchase Closing Date"), the Company shall pay to the Executive the Purchase Price against the delivery of certificates or other instruments evidencing such Series B Shares duly endorsed for transfer.

            (iv) And dispute as to the fair market value of the Purchase Interest shall be submitted for final determination to a mutually acceptable investment banking firm of national reputation familiar with the valuation of companies in the hospitality and lodging industry (an "Investment Banking Firm"). In the event that the Company and the Executive cannot agree on a mutually acceptable Investment Banking Firm within 10 business days, the Company, on the one hand, and the Executive, on the other hand, shall each select one Investment Banking Firm, which two Investment Banking Firms shall jointly make such determination within 20 business days after the date of the purchase Notice, or, if such two Investment Banking Firms are unable to agree on such determination, the two Investment Banking Firms shall, by the end of the 20th business day after the date of the Purchase Notice, select a third Investment Banking Firm and notify such third Investment Banking Firm in writing (with a copy to the Company and the Executive) of their respective determinations of the fair market value of the Purchase Interest following which such third Investment Banking Firm shall, within 15 business days after the date of its selection, notify the Company and the Executive in writing of its selection of one or the other of the two original determinations of the fair market value of the Purchase Interest, which determination shall be final and binding on the Company and the Executive.

            (v) The costs of the Investment Banking Firms shall be borne by the Company.

        7. Competitive Activity. During the Term of Employment and the period ending one year following the effective date of the Executive's termination of employment, the Executive will not:

          (a) enter into or engage in any business which competes with the Company's business or promote or assist, financially or otherwise, any firm, person, association, partnership, corporation or other entity engaged in any business which competes with the Company's business; provided that this clause (a) shall cease to apply after the Executive's termination of employment, and provided, further, that the Company acknowledges that the Executive is currently party to agreements with Milton Fine and/or his immediate family members, trusts for their benefit or affiliates, and agrees that neither the Executive's entering into such agreements nor his performance of any obligations under such agreements shall violate this Section 7(a), so long as the Executive has no investment interest in any hotels as a result of, or pursuant to, such agreement which are not managed by the Company.

          (b) solicit or endeavor, directly or indirectly (including through third parties), to cause any employee of the Company or any Subsidiary to leave his employment or induce or attempt to induce any such employee to breach any employment agreement with the Company or any Subsidiary or otherwise interfere with the employment of any such employee; or

          (c) solicit, endeavor to cause, induce or attempt to induce any agent who engages in the business of marketing the services of the Company or any Subsidiary to terminate, reduce or modify its agency relationship with the Company or any Subsidiary.

        8. Unauthorized Disclosure, Use or Solicitation. (a) Executive will keep in strict confidence, and will not, directly or indirectly, at any time during or after his employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing his duties of employment hereunder, use any trade secrets or confidential business and technical information of the Company or its customers, vendors or property owners or managers, without limitation as to when or how Executive may have acquired such information. Such confidential information will include, without limitation, the Company's unique selling methods and trade techniques, management, training, marketing and selling manuals, promotional materials, training courses and other training and instructional materials, vendor, owner, manager and product information, customer lists, other customer information and other trade information. Executive specifically acknowledges that all such confidential information including, without limitation, customer lists, other customer information and other trade information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Executive and whether compiled by the Company, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive during his employment with the Company (except in the course of performing his duties and obligations hereunder) or after the termination of his employment will constitute a misappropriation of the Company's trade secrets.

          (b) Executive agrees that upon termination of Executive's employment with the Company, for any reason, Executive will return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of all management, training, marketing and selling manuals, promotional materials, other training and instructional materials, vendor, owner, manager and product information, customer lists, other customer information and all other selling, service and trade information and equipment. In the event that such items are not so returned, the Company will have the right to charge Executive for all reasonable damages, costs, attorneys' fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

          (c) Executive acknowledges that to the extent permitted by law, all work papers, reports, documentation, drawing, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, "items"), including, without limitation, any and all such items generated and maintained on any form of electronic media, generated by Executive during his employment with the Company will be considered a "work made for hire" and that ownership of any and all copyrights in any and all such items will belong to the Company. The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., "(year of creation" Interstate Hotels Corporation. All rights reserved," and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

          (d) Executive hereby assigns and agrees to assign to the Company, its successors, assigns or nominees, all of his rights to any discoveries, inventions and improvements, whether patentable or note, made, conceived or suggested, either solely or jointly with others, by Executive while in the Company's employ, whether in the course of his employment with the use of the Company's time, materials or facilities or in any way within or related to the existing or contemplated scope of the Company's business. Any discovery, invention or improvement relating to any subject matter with which the Company was concerned during Executive's employment and made, conceived or suggested by Executive, either solely or jointly with others, within one year following termination of Executive's employment under this Agreement or any successor agreements will be irrebuttably presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company's time, materials or facilities. Upon request by the Company with respect to any such discoveries, inventions or improvements, Executive will execute and deliver to the Company, at any time during or after his employment, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents as the Company may desire, and all proper assignments therefor, when so requested, at the expense of the Company, but without further or additional consideration.

          (e) Executive may use the Company's trade names, trademarks and/or service marks in connection with the sale of the Company's products and services, but only in such manner and for such purposes as may be authorized by the Company. Upon any termination of this Agreement, Executive immediately will cease the use of such trade names, trademarks and/or service marks and eliminate them wherever they have been used or incorporated by Executive.

          (f) The Executive will not directly or indirectly (i) solicit or endeavor to cause any employee of the Company or any Subsidiary to leave his employment or induce or attempt to induce any such employee to breach any employment agreement with the Company or any Subsidiary or otherwise interfere with the employment of any such employee or (ii) solicit, endeavor to cause, induce or attempt to induce any agent who engages in the business of marketing the services of the Company or any Subsidiary to terminate, reduce or modify its agency relationship with the Company or any Subsidiary.

        9. Successors and Binding Agreement. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

          (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

          (c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 9(a) and (b). Without limiting the generality or effect of the foregoing, the Executives right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 8(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

        10. Legal Fees and Expenses. It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive's rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation, arbitration or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company will pay for reasonable and necessary legal expenses incurred by the Executive in connection with legal advice or representation regarding any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation, arbitration or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by the Executive in connection with any of the foregoing.

        11. Additional Remedies. (a) Notwithstanding any other remedy herein provided for or available, if the Executive should be in breach of any of the provisions of Section 7 or 8, the Executive expressly acknowledges and agrees that the Company will be entitled to injunctive relief or specific performance, without the necessity of proving damages, in addition to any other remedies it may have.

          (b) Notwithstanding any of the foregoing, in the event of any disputes regarding the interpretation or application of any provision of this Agreement, either the Executive or the Company, or both parties, may request in writing that such dispute be resolved through final and binding arbitration. The parties will jointly select the arbitrator who will hear such dispute. If the parties cannot agree on the selection of an arbitrator, the parties will request that one be appointed by the American Arbitration Association. The arbitration will be conducted in Pittsburgh, Pennsylvania (or in any other location mutually agreed upon by the parties) in accordance with the rules of the American Arbitration Association. The parties acknowledge and agree that time will be of the essence throughout such procedure. The decision of the arbitrator may be entered in any court having subject matter and personal jurisdiction over the dispute and the Executive. The Company will pay any costs and expenses in connection with any such dispute or procedure.

        12. Representation. Each party represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person or entity.

        13. Severability. In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

        14. Litigation and Regulatory Cooperation. During and after Executive's employment, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive's cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive's employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall also provide Executive with compensation on an hourly basis calculated as his final Base Pay for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Section 14; including, but not limited to, reasonable attorney" fees and costs.

        15. Indemnification. The Executive shall receive maximum indemnification from the Company as permitted by the Company's by-laws in effect at any time during the Term of this Agreement and applicable law. This Section shall survive the termination of this Agreement.

        16. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence (with a copy to any counsel designated by the Executive), or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

        17. Disclosure. During the Term of Employment and for one year thereafter, Executive will communicate the contents of this Agreement to any person, firm, association, partnership, corporation or other entity which he or she intends to be employed by, associated with, or represent and which is engaged in a business that is competitive to the business of the Company.

        18. Modifications and Waivers. No provision of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board and is agreed to in writing, signed by the Executive and by an officer of the Company duly authorized by the Board. No waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

        19. Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to its subject matter, except as such parties may otherwise agree in a writing which specifies that it is an exception to the foregoing. Without limiting the generality of the foregoing sentence, as of the Closing Date, the Old Agreement shall cease to be of any force or effect. This Agreement supersedes all prior agreements between the parties hereto with respect to its subject matter and, notwithstanding any other provision hereof, will become effective upon the execution of this Agreement by the parties.

        20. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflict of laws of such Commonwealth.

        21. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

        22. Headings, Etc. The section headings contained in this Agreement are for convenience of reference only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement References to Sections are to Sections in this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INTERSTATE HOTELS CORPORATION
By:	/s/ THOMAS F. HEWITT
Title:	Chairman and Chief Executive Officer

/s/ KEVIN P. KILKEARY Kevin P. Kilkeary

EXHIBIT A

Executive:	Kevin P. Kilkeary
Duties and Responsibilities:	President and Chief Operating Officer of Interstate Operations Group
Primary Reporting Relationship:	President

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EMPLOYMENT AGREEMENT
RECITALS
EXHIBIT A